Exhibit 99.1

DICE Therapeutics Announces Positive Topline Data from Phase 1 Clinical Trial of Lead Oral IL-17

Antagonist, DC-806, for Psoriasis

Clinical proof-of-concept in psoriasis patients achieved with a mean percentage reduction in PASI from baseline at 4 weeks of 43.7% in the high dose group compared to 13.3% in the placebo group, with an exploratory p-value of 0.0008

DC-806 was well tolerated with an excellent safety profile across all dose groups in healthy volunteers and psoriasis patients with a robust PK profile and clear pharmacodynamic effects on two distinct biomarkers at both high and low doses of DC-806

Data supports further development of DC-806 as potential best-in-class oral agent for psoriasis; DC-806 is expected to advance into a Phase 2b clinical trial in the first half of 2023

Company to host conference call and webcast today at 8:00 a.m. ET

SOUTH SAN FRANCISCO, CA, October 11, 2022 – DICE Therapeutics, Inc. (Nasdaq: DICE), a biopharmaceutical company leveraging its proprietary technology platform to build a pipeline of novel oral therapeutic candidates to treat chronic diseases in immunology and other therapeutic areas, today announced positive topline data from its Phase 1 clinical trial of DC-806, an oral small molecule antagonist of the pro-inflammatory cytokine IL-17. The trial was a first-in-human, randomized, double-blind, placebo-controlled study designed to generate safety and pharmacokinetic (PK) data in healthy volunteers as well as provide early clinical proof-of-concept in psoriasis patients. The trial was conducted in three overlapping parts: Phase 1a single ascending dose (SAD) (n=40); Phase 1b multiple ascending dose (MAD) (n=32); and Phase 1c proof-of-concept in psoriasis patients (n=32).

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Proof-of-concept achieved, supporting further development of DC-806 as potential best-in-class oral agent for psoriasis: The Phase 1c, placebo-controlled psoriasis portion enrolled a total of 8 patients in the high dose group (800 mg BID), 13 patients in the low dose group (200 mg BID), and 11 patients in the placebo group. Following 4 weeks of treatment, the mean percentage reduction in Psoriasis Area and Severity Index (PASI) from baseline was 43.7% in the high dose group compared to 13.3% in the placebo group, with an exploratory p-value of 0.0008. Reduction in PASI was an exploratory endpoint with no correction for multiplicity.

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Both doses of DC-806 shown to be biologically active via analysis of well-precedented biomarkers: Exploratory biomarker data demonstrated dose-dependent IL-17 target engagement, rapid onset of action, and pharmacodynamic effects consistent with direct inhibition of IL-17 signaling.

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DC-806 was well tolerated with an excellent safety profile across all dose groups: Data across all three cohorts showed DC-806 was well tolerated with a favorable safety profile in both healthy volunteers and psoriasis patients at all dose levels evaluated with no serious adverse events, no dose-limiting adverse events, no treatment-related discontinuations, and no clinically-significant changes in clinical and safety lab parameters (including liver enzymes). All treatment emergent adverse events (TEAEs) were classified as mild or moderate with no dose-dependent trend in the frequency, severity, or type of TEAEs observed.

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Robust PK profile and dose-dependent IL-17 target coverage: DC-806 showed a favorable PK profile with dose-proportional increases in serum concentrations throughout the study. Analysis of the MAD and Phase 1c data showed achievement of IC50 and IC90 coverage at trough with doses of 175 mg QD and 400 mg BID, respectively.

“We are extremely excited by the overall clinical profile of DC-806 and clear proof-of-concept in psoriasis in this Phase 1 clinical trial, which we believe is the first ever clinical demonstration of direct inhibition of a cytokine with a small molecule,” said Kevin Judice, Ph.D., CEO of DICE Therapeutics. “We believe these data not only support further development of DC-806 as a potential best-in-class oral therapy for psoriasis, but also may unlock additional IL-17-mediated disease indications given DC-806’s excellent safety profile, strong PK data, and robust, dose-dependent target engagement. More broadly, we believe these data validate our DELSCAPE platform as we work to advance more oral small molecule therapeutics to address other validated protein-protein interaction targets in immunology and other therapeutic areas.”

“Based on the Phase 1 clinical trial, we believe DC-806 has the potential to be the best-in-class oral therapeutic agent for patients with psoriasis,” said Tim Lu, M.D., Ph.D., chief medical officer of DICE Therapeutics. “There is a clear need for safe and more effective oral therapies for chronic immunological diseases like psoriasis. Data from this Phase 1 clinical trial provide early evidence for the potential differentiation of DC-806 on efficacy, safety, and ease of use. We look forward to advancing DC-806 into a Phase 2b clinical trial to optimize dosing and further explore peak efficacy with a longer duration of treatment.”

Next Steps

DICE plans to advance DC-806 into a dose-ranging Phase 2b clinical trial in patients with moderate-to-severe psoriasis. The company plans to submit an investigational new drug (IND) application with the U.S. Food and Drug Administration (FDA) in the first half of 2023 and initiate Phase 2b development.

Conference Call and Webcast Information

DICE will host a conference call and webcast today, October 11, 2022, at 8:00 a.m. Eastern Time. A live webcast of the call will be available on the Investor Relations page of DICE’s website at investors.dicetherapeutics.com/news-and-events/events. To access the call by phone, participants should visit this link (registration link) to receive dial-in details. The webcast will be made available for replay on the company’s website beginning approximately two hours after the live event.

About the DICE Oral IL-17 Franchise and Psoriasis

DICE is developing orally-available, small molecule antagonists of the pro-inflammatory signaling molecule IL-17, an immune cell-derived cytokine that is produced in response to infection by certain microorganisms. Upon binding to its receptor on various cell types found in tissues (e.g., keratinocytes, fibroblasts, and epithelial cells), IL-17 elicits downstream signals that orchestrate sustained tissue inflammation, with the aim of clearing the invading pathogen.

In autoimmune diseases, the immune system appears to overreact and mount strong immune responses in the absence of an obvious infectious event. Over the past two decades, research has shown that IL-17 is a powerful driver of the skin disease psoriasis. Psoriasis manifests as erythematous plaques with thick scaling that can occur anywhere on the body. Symptoms include itching, bleeding and pain; furthermore, the disease can lead to disfiguration and considerable psychological burden. According to the National Psoriasis Association, more than eight million Americans – and 125 million people worldwide – suffered from psoriasis in 2020. There is no cure for psoriasis.

The therapeutic candidates in DICE’s oral IL-17 franchise are being developed initially for the treatment of psoriasis, with the objective of achieving therapeutic benefit similar to that of the U.S. FDA-approved injectable biologics. DC-806 is the lead candidate in DICE’s oral IL-17 franchise.

About DICE Therapeutics, Inc.

DICE Therapeutics, Inc. is a biopharmaceutical company leveraging its proprietary technology platform to build a pipeline of novel oral therapeutic candidates to treat chronic diseases in immunology and other therapeutic areas. DICE is initially focused on developing oral therapeutics against well-validated targets in immunology, with the goal of achieving comparable potency to their systemic biologic counterparts, which have demonstrated the greatest therapeutic benefit to date in these disease areas. The Company’s DELSCAPE platform is designed to discover selective oral small molecules with the potential to modulate protein-protein interactions (PPIs) as effectively as systemic biologics. DICE’s lead therapeutic candidates are oral antagonists of the pro-inflammatory signaling molecule, IL-17, which is a validated drug target implicated in a variety of immunology indications. DICE is also developing oral therapeutic candidates targeting α4ß7 integrin and αVß1/αVß6 integrin for the treatment of inflammatory bowel disease and idiopathic pulmonary fibrosis, respectively.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the current beliefs and expectations of management. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, without limitation, statements concerning the Company’s future plans and prospects, any expectations regarding the safety or efficacy of DC-806 and other candidates under development, the ability of DC-806 to treat psoriasis or related indications, and the planned timing of the Company’s clinical trials, data results and further development of DC-806. In addition, when or if used in this press release, the words

“may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to the Company may identify forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Although the Company believes the expectations reflected in such forward-looking statements are reasonable, the Company can give no assurance that such expectations will prove to be correct. Readers are cautioned that actual results, levels of activity, safety, performance or events and circumstances could differ materially from those expressed or implied in the Company’s forward-looking statements due to a variety of factors, including risks and uncertainties related to the Company’s ability to advance DC-806, DC-853 and its other therapeutic candidates, obtain regulatory approval of and ultimately commercialize the Company’s therapeutic candidates, the timing and results of preclinical and clinical trials, the Company’s ability to fund development activities and achieve development goals, the impact of the COVID-19 pandemic on the Company’s business, its ability to protect its intellectual property and other risks and uncertainties described under the heading “Risk Factors” in the Company’s quarterly report on Form 10-Q filed on August 11, 2022, and its other SEC filings. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein.

Contacts:

Media:

Katie Engleman, 1AB

katie@1abmedia.com

Investors:

investors@dicetx.com

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